Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q3 Earnings

Harry Smith Named Chief Executive Officer

St. Petersburg, Florida, October 29, 2008 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the third quarter ended September 30, 2008. Net Earnings were $.9 million or $.03 per share, compared to Net Losses of $16.2 million, or ($0.61) per share, for the third quarter ended September 30, 2007. Revenues for the quarter were $61.1 million, down 2.4% from $62.6 million for the third quarter ended September 30, 2007.

Harry Smith, Chief Operating Officer, commented, “Third quarter results are excellent. We have exceeded our expectations. We have record results from operations and this is remarkable considering that we have had to retool the entire company. The entire team has worked together to streamline our operations. We have been able to increase our efficiency, improve delivery time and improve customer service while increasing our prices. Our results are a testament to the hard work of our entire team. We are encouraged by the positive impact of our improvements to the business model.”

Smith added, “We are very excited to have received the Blanket Order Agreement for gloveboxes, assemblies, and integration related to the MOX facility. We had planned for this for some time and have the necessary infrastructure in place. This is a very exciting addition to the Flanders mix of product and services. The contracts are cost plus and we expect this to prove to be a substantial benefit to Flanders bottom line. Our third quarter results do not include any MOX results, but we expect the impact of the Mox project will benefit our fourth quarter and future quarters thereafter.

Smith concluded, “Flanders had previously announced that it was relocating its corporate functions to North Carolina. This action culminated a year in which the Company sold its media business, its expanded metal business, seven direct offices, consolidated Flanders/CSC Corporation into Flanders Filters, Inc., and made the Salt Lake City location a distribution center. These moves drove tremendous overhead out of the company and substantially reduced costs while improving operations.

“While it was a difficult decision to close St. Petersburg and the other consolidations, we believe that this will substantially enhance our ability to more efficiently provide quality products at competitive prices in an increasingly demanding global marketplace. We are always looking for ways to strengthen and optimize our business in order to stay competitive, while also creating additional opportunities for our employees and better products for customers. Our number one goal is to maximize shareholder value while providing our customers with the best and most innovative products. Consolidation is expected to continue to create efficiencies that will assist in achieving this goal.”

The Board of Directors has voted to name Harry Smith Chief Executive Officer and President effective November 1, 2008. Those roles are currently held by Robert Amerson. Mr. Amerson will remain Chairman of the Board of Directors. Amerson Commented that “Mr. Smith has done a tremendous job with the Company, he has the full support of the employees, customers and the Board of Directors. Considering the dedication Harry has shown, and the way the Company has responded to his leadership the time was now to promote Harry. I look forward to continuing to assist Harry in any way I can. I know the Company is in superb hands.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 4:00 p.m. EDT on Thursday, October 30, 2008, to discuss 2008 third quarter operating results. People wishing to participate in the conference call should dial 866-425-6192.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) third quarter results being excellent and exceeding expectations, (2) having record results from operations, (3) having had to retool the entire company, (4) operations having been streamlined, (5) having increased efficiency as well as improved delivery together with improving customer service and increasing prices, (6) having planned for glovebox contracts and having the necessary infrastructure in place to fulfill the contracts, (7) Mox contracts being cost plus and proving to be a substantial benefit to the Company’s bottom line, (8) the impact of the Mox project benefiting fourth quarter and future quarters thereafter, (9) consolidation having driven tremendous overhead out of the company and substantially reducing costs while improving operations, (10) consolidation substantially enhancing the ability to more efficiently provide quality products at competitive prices , (11) that the Company is always looking for ways to strengthen and optimize its business in order to stay competitive, (12) the Company’s number one goal being to maximize shareholder value while providing customers with the best and most innovative products and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that may affect Flanders’ operations, please refer to the Company’s Form 10-K for the year ended December 31, 2007, Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Harry Smith at (252) 946-8081.

Tables to Follow –

Selected Operations Data (all but per share data in Millions)	Q3 2008	Q3 2007

Net sales	$61.1	$62.6
Gross profit	10.8	6.6
Operating expenses	9.4	24.2
Operating income (loss)	1.4	(17.7)
Non-operating income (expense)	.1	(1.5)
Earnings (Loss) before income taxes and extraordinary item	1.5	(19.2)
Extraordinary item	0.0	(4.7)
Net earnings (loss)	$.9	$(16.2)
Net earnings per share:
Basic	$0.03	$(0.61)
Diluted	$0.03	$(0.61)
Common shares outstanding:
Basic	25.7	26.8
Diluted	26.2	26.8

Selected Balance Sheet Data (in Millions)	9/30/2008	12/31/2007

Working capital	$60.7	$50.3
Total assets	181.7	183.6
Long-term obligations, including current maturities	34.0	32.3
Total shareholders’ equity	97.5	87.4